Exhibit 99.1

THE CHILDREN’S PLACE REPORTS RECORD SECOND QUARTER

GROSS MARGIN, OPERATING MARGIN AND EARNINGS PER SHARE

Q2 GAAP Earnings per Diluted Share of $1.60 versus

GAAP Loss per Diluted Share of ($3.19) in Q2 2020

Q2 Adjusted Earnings per Diluted Share of $1.71 versus

Adjusted Loss per Diluted Share of ($2.68) in Q2 2020

Secaucus, New Jersey – August 18, 2021 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the second quarter ended July 31, 2021.

Jane Elfers, President and Chief Executive Officer, said, “We delivered another outstanding quarter with gross margin, operating margin and EPS all at record levels. The significant structural changes we made to our business in 2020, including an accelerated fleet optimization strategy to close 300 stores, or a third of our fleet, in less than 20 months, an occupancy cost reset of our remaining stores, optimization of our ecommerce fulfillment costs, the introduction of Gymboree into our portfolio of brands, and a restructuring of our P&L to support our digital-first business model, combined with the accelerated digital investments we made pre-pandemic, continue to propel our results. Importantly, we are now able to add another significant margin driver to the list. With the pandemic-driven acceleration of competitor liquidations and store closures, the competitive landscape now enables us to reset our pricing and promotional strategy, which we believe will be another key driver of accelerated operating margin expansion.”

Ms. Elfers continued, “Our digital business continues to grow on both the top and bottom lines. Our digital sales represented 43% of the total net sales for Q2 2021 versus 29% in Q2 2019, with over 70% of our digital business now coming through a mobile device. Our active mobile users are up double digits, on top of the significant growth we experienced last year. We continue to invest in marketing and technology to support this profitable growth, as we target an industry-leading steady state annual digital penetration of 50%.”

Ms. Elfers concluded, “We experienced a significant acceleration in back-to-school sales during the last two weeks of July, and the third quarter is off to an outstanding start. We continue to operate at a high level, while navigating the ever-changing COVID landscape. We remain firmly on offense and we look forward to continuing to deliver accelerated operating margin expansion for 2021 and beyond.”

Second Quarter 2021 Results

Net sales increased $44.9 million, or 12.2%, to $413.9 million in the three months ended July 31, 2021 from $368.9 million in the three months ended August 1, 2020, primarily driven by strong customer response to our product assortment, a reset of our pricing and promotional strategy driving significantly higher AUR and ADS, strong back-to-school sales driven by the anticipated return to in-person learning and the enhanced child tax credit payments starting in mid-July. Our fiscal 2021 second quarter net sales were negatively impacted by permanent and temporary store closures and the impact of reduced operating hours in our mall stores, as mandated by the mall owners.  Our fiscal 2020 second quarter net sales were negatively impacted by the government lockdowns due to the COVID-19 pandemic.  Comparable retail sales were 14.1% for the quarter.

Gross profit increased $100.8 million to $167.9 million in the three months ended July 31, 2021, compared to $67.1 million in the three months ended August 1, 2020. Adjusted gross profit increased $98.3 million to $168.1 million in the three months ended July 31, 2021, compared to $69.8 million in the comparable period last year, and leveraged 2,168 basis points to 40.6% of net sales, compared to 18.9% of net sales last year, primarily due to significantly higher merchandise margins in both our digital and stores channels as a result of strategic pricing and promotional changes, lower occupancy expenses due to favorable lease negotiations and permanent store closures, and leverage of fixed expenses resulting from the increase in net sales.

Selling, general, and administrative expenses were $115.6 million in the three months ended July 31, 2021, compared to $114.3 million in the three months ended August 1, 2020. Adjusted SG&A was $114.1 million in the three months ended July 31, 2021, compared to $103.5 million in the comparable period last year, and leveraged 48 basis points to 27.6% of net sales, compared to 28.1% of net sales last year, primarily as a result of the leverage of fixed expenses resulting from the increase in net sales, partially offset by higher incentive compensation accruals.

Operating income increased $102.3 million to $37.8 million in the three months ended July 31, 2021, compared to an operating loss of ($64.5) million in the three months ended August 1, 2020. Adjusted operating income increased $89.3 million to $40.1 million in the three months ended July 31, 2021, compared to an adjusted operating loss of ($49.2) million in the comparable period last year, and leveraged 2,302 basis points to 9.7% of net sales compared to (13.3%) of net sales last year.

Net interest expense was $4.7 million in the three months ended July 31, 2021, compared to $2.6 million in the three months ended August 1, 2020.  The increase in interest expense was driven by a higher debt balance and the higher interest rate associated with our term loan.

Net income increased $70.7 million to $24.1 million, or $1.60 per diluted share, in the three months ended July 31, 2021, compared to a net loss of ($46.6) million, or ($3.19) per diluted share in the comparable period last year. Adjusted net income increased $65.0 million to $25.7 million, or $1.71 per diluted share, compared to an adjusted net loss of ($39.3) million, or ($2.68) per diluted share, in the comparable period last year.

Fiscal Year-To-Date 2021 Results

Net sales increased $225.2 million, or 36.1%, to $849.3 million in the six months ended July 31, 2021, compared to $624.1 million in the six months ended August 1, 2020, primarily driven by strong customer response to our product assortment, strategic pricing and promotional changes, and the unprecedented level of stimulus and enhanced child tax credit payments to our customers resulting from the government pandemic relief legislation.  Our fiscal year-to-date 2021 net sales were negatively impacted by permanent and temporary store closures and the impact of reduced operating hours in our mall stores, as mandated by the mall owners.  Our fiscal year-to-date 2020 net sales were negatively impacted by the initial onset of the COVID-19 pandemic.  Comparable retail sales were 41.3% for the six months ended July 31, 2021.

Gross profit increased $308.7 million to $356.1 million in the six months ended July 31, 2021, compared to $47.4 million in the six months ended August 1, 2020. Adjusted gross profit increased $242.2 million to $357.3 million in the six months ended July 31, 2021, compared to $115.1 million in the comparable period last year, and leveraged 2,362 basis points to 42.1% of net sales, compared to 18.4% of net sales last year, primarily as a result of the leverage of fixed expenses resulting from the increase in net sales, higher merchandise margins in both our digital and stores channels due to strategic pricing and promotional changes, lower occupancy expenses due to rent abatements of $10.3 million, favorable lease negotiations, and permanent store closures.

Selling, general, and administrative expenses were $222.4 million in the six months ended July 31, 2021, compared to $212.8 million in the six months ended August 1, 2020. Adjusted SG&A was $218.3 million in the six months ended July 31, 2021, compared to $195.9 million in the comparable period last year, and leveraged 570 basis points to 25.7% of net sales, compared to 31.4% of net sales last year, primarily as a result of the leverage of fixed expenses resulting from the increase in net sales, partially offset by higher incentive compensation accruals.

Operating income increased $341.4 million to $103.8 million in the six months ended July 31, 2021, compared to an operating loss of ($237.6) million in the six months ended August 1, 2020. Adjusted operating income increased $224.9 million to $110.8 million in the six months ended July 31, 2021, compared to an adjusted operating loss of ($114.1) million in the comparable period last year, and leveraged 3,133 basis points to 13.1% of net sales compared to (18.3%) of net sales last year.

Net interest expense was $9.1 million in the six months ended July 31, 2021, compared to $4.5 million in the six months ended August 1, 2020.  The increase in interest expense was driven by a higher debt balance and the higher interest rate associated with our term loan.

Net income increased $230.7 million to $69.3 million, or $4.61 per diluted share, in the six months ended July 31, 2021, compared to a net loss of ($161.4) million, or ($11.04) per diluted share in the comparable period last year. Adjusted net income increased $162.5 million to $74.5 million, or $4.95 per diluted share, compared to an adjusted net loss of ($88.0) million, or ($6.02) per diluted share, in the comparable period last year.

Non-GAAP Reconciliation

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted gross profit (loss), adjusted selling, general, and administrative expenses, and adjusted operating income (loss) are non-GAAP measures, and are not intended to replace GAAP financial information and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business.

Beginning with the fourth quarter of fiscal 2020, the Company modified its reporting practices regarding the use of non-GAAP measures.  As a result, the Company does not exclude (1) occupancy charges for rent at our stores when they were temporarily closed and (2) payroll and benefits for certain store employees during the period our stores were temporarily closed, net of a payroll tax credit benefit resulting from the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).  The presentation of adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted gross profit (loss), adjusted selling, general, and administrative expenses, and adjusted operating income (loss) in this press release reflects these changes for prior periods.  Reconciliation of Non-GAAP financial information to GAAP tables setting forth reconciliations reflecting the above modifications for quarters in fiscal 2020 were provided in our Form 8-K filed with the U.S. Securities and Exchange Commission on March 9, 2021.

For the three months ended July 31, 2021, the Company’s adjusted results exclude net expenses of approximately $0.9 million comprising certain items which the Company believes are not reflective of the performance of its core business as a result of the COVID-19 pandemic, including incremental operating expenses, primarily incentive pay and personal protective equipment for our associates.

Additionally, the Company excluded net expenses of $1.3 million for the three months ended July 31, 2021 related to accelerated depreciation and restructuring costs, which are unrelated to the COVID-19 pandemic.

The total impact on income taxes for the above items was $0.6 million.

For the six months ended July 31, 2021, the Company’s adjusted results exclude net expenses of approximately $2.4 million comprising certain items which the Company believes are not reflective of the performance of its core business as a result of the COVID-19 pandemic, including incremental operating expenses, primarily incentive pay and personal protective equipment for our associates.

Additionally, the Company excluded net expenses of $4.7 million for the six months ended July 31, 2021 related to accelerated depreciation, restructuring costs, and contract termination costs, which are unrelated to the COVID-19 pandemic.

The total impact on income taxes for the above items was $1.9 million.

Store Update

As of July 31, 2021, the Company had more than 99% of its stores open to the public in the U.S., Canada, and Puerto Rico.

Consistent with the Company’s accelerated store fleet optimization initiative, the Company permanently closed 42 stores in the six months ended July 31, 2021.  The Company is planning to close an additional 81 stores in fiscal 2021 bringing total closures to our previously announced target of 300 closures.

The Company ended the quarter with 708 stores and square footage of 3.4 million, a decrease of 13.7% compared to the prior year.  Since the Company’s fleet optimization initiative was announced in 2013, it has permanently closed 491 stores.

Balance Sheet and Cash Flow

As of July 31, 2021, the Company had approximately $64.0 million of cash and cash equivalents and $199.8 million outstanding on its revolving credit facility.  Additionally, the Company generated approximately $13.3 million in operating cash flow in the three months ended July 31, 2021.

During the three months ended July 31, 2021, the Company repurchased 117 thousand shares for approximately $11.1 million, inclusive of shares repurchased and surrendered to cover tax withholdings associated with the vesting of equity awards held by management.  As of July 31, 2021, approximately $79.5 million remained available for future share repurchases under the Company’s existing share repurchase program.

Inventories as of July 31, 2021 were $461.4 million compared to inventories of $381.0 million last year.

Outlook

As a result of the continued uncertainty created by the COVID-19 pandemic, the Company is not providing EPS guidance.

Conference Call Information

The Children’s Place will host a conference call on Wednesday, August 18, 2021 at 8:00 a.m. Eastern Time to discuss its second quarter fiscal 2021 results.

The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call. A conference call transcript will also be posted on our website.

About The Children’s Place

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise predominantly at value prices, primarily under the proprietary “The Children’s Place”, “Place”, “Baby Place”, and “Gymboree” brand names. As of July 31, 2021, the Company had 708 stores in the United States, Canada, and Puerto Rico, online stores at www.childrensplace.com and www.gymboree.com, and the Company’s eight international franchise partners had 208 international points of distribution in 17 countries.

Forward Looking Statements

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 30, 2021. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions, the risks related to the COVID-19 pandemic, including the impact of the COVID-19 pandemic on our business or the economy in general (including decreased customer traffic, schools adopting remote and hybrid learning models, closures of businesses and other activities causing decreased demand for our products and negative impacts on our customers’ spending patterns due to decreased income or actual or perceived wealth, and the impact of the CARES Act and other legislation related to the COVID-19 pandemic, and any changes to the CARES Act or such other legislation), the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from COVID-19 or other disease outbreaks, or foreign sources of supply in less developed countries, more politically unstable countries, or countries where vendors fail to comply with industry standards or ethical business practices, including the use of forced, indentured or child labor, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, various types of litigation, including class action litigations brought under consumer protection, employment, and privacy and information security laws and regulations, the imposition of regulations affecting the importation of foreign-produced merchandise, including duties and tariffs, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:  Investor Relations (201) 558-2400 ext. 14500

(Tables follow)

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-To-Date Ended
	July 31,	August 1,	July 31,	August 1,
	2021	2020	2021	2020
Net sales	$413,855	$368,923	$849,336	$624,130
Cost of sales	245,994	301,843	493,269	576,723
Gross profit	167,861	67,080	356,067	47,407
Selling, general and administrative expenses	115,620	114,312	222,358	212,803
Asset impairment charges	-	544	-	37,635
Depreciation and amortization	14,392	16,708	29,953	34,596
Operating income (loss)	37,849	(64,484)	103,756	(237,627)
Interest expense	(4,696)	(2,639)	(9,107)	(4,479)
Income (loss) before taxes	33,153	(67,123)	94,649	(242,106)
Provision (benefit) for income taxes	9,058	(20,484)	25,349	(80,657)
Net income (loss)	$24,095	$(46,639)	$69,300	$(161,449)

Earnings (loss) per common share
Basic	$1.63	$(3.19)	$4.71	$(11.04)
Diluted	$1.60	$(3.19)	$4.61	$(11.04)

Weighted average common shares outstanding
Basic	14,780	14,634	14,725	14,623
Diluted	15,062	14,634	15,032	14,623

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-To-Date Ended
	July 31,	August 1,	July 31,	August 1,
	2021	2020	2021	2020
Net income (loss)	$24,095	$(46,639)	$69,300	$(161,449)

Non-GAAP adjustments:
Incremental COVID-19 operating expenses	868	9,840	2,435	12,214
Restructuring costs	559	3,030	1,091	6,421
Accelerated depreciation	540	1,203	1,778	1,344
Fleet optimization	281	650	1,034	650
Contract termination costs	-	-	750	-
Asset impairment charges	-	544	-	37,635
Accounts receivables	-	38	-	1,081
Inventory provision	-	-	-	63,247
Gymboree integration costs	-	-	-	640
Legal reserve	-	-	-	302
Aggregate impact of Non-GAAP adjustments	2,248	15,305	7,088	123,534
Income tax effect(1)	(595)	(4,054)	(1,907)	(32,717)
Impact of CARES Act	-	(3,901)	-	(17,378)
Net impact of Non-GAAP adjustments	1,653	7,350	5,181	73,439

Adjusted net income (loss)	$25,748	$(39,289)	$74,481	$(88,010)

GAAP net income (loss) per common share	$1.60	$(3.19)	$4.61	$(11.04)

Adjusted net income (loss) per common share	$1.71	$(2.68)	$4.95	$(6.02)

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

	Second Quarter Ended		Year-To-Date Ended
	July 31,	August 1,	July 31,	August 1,
	2021	2020	2021	2020

Operating income (loss)	$37,849	$(64,484)	$103,756	$(237,627)

Non-GAAP adjustments:
Incremental COVID-19 operating expenses	868	9,840	2,435	12,214
Restructuring costs	559	3,030	1,091	6,421
Accelerated depreciation	540	1,203	1,778	1,344
Fleet optimization	281	650	1,034	650
Contract termination costs	-	-	750	-
Asset impairment charges	-	544	-	37,635
Accounts receivables	-	38	-	1,081
Inventory provision	-	-	-	63,247
Gymboree integration costs	-	-	-	640
Legal reserve	-	-	-	302
Aggregate impact of Non-GAAP adjustments	2,248	15,305	7,088	123,534

Adjusted operating income (loss)	$40,097	$(49,179)	$110,844	$(114,093)

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-To-Date Ended
	July 31,	August 1,	July 31,	August 1,
	2021	2020	2021	2020
Gross profit	$167,861	$67,080	$356,067	$47,407

Non-GAAP adjustments:
Incremental COVID-19 operating expenses	203	2,745	1,203	4,435
Inventory provision	-	-	-	63,247
Fleet optimization	-	-	-	-
Aggregate impact of Non-GAAP adjustments	203	2,745	1,203	67,682

Adjusted Gross profit	$168,064	$69,825	$357,270	$115,089

	Second Quarter Ended		Year-To-Date Ended
	July 31,	August 1,	July 31,	August 1,
	2021	2020	2021	2020
Selling, general and administrative expenses	$115,620	$114,312	$222,358	$212,803

Non-GAAP adjustments:
Incremental COVID-19 operating expenses	(665)	(7,095)	(1,232)	(7,779)
Restructuring costs	(559)	(3,030)	(1,091)	(6,421)
Fleet optimization	(281)	(650)	(1,034)	(650)
Accounts receivables	-	(38)	-	(1,081)
Contract termination costs	-	-	(750)	-
Gymboree integration costs	-	-	-	(640)
Legal reserve	-	-	-	(302)
Aggregate impact of Non-GAAP adjustments	(1,505)	(10,813)	(4,107)	(16,873)

Adjusted Selling, general and administrative expenses	$114,115	$103,499	$218,251	$195,930

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 31,	January 30,	August 1,
	2021	2021*	2020
Assets:
Cash and cash equivalents	$63,982	$63,548	$36,119
Accounts receivable	38,864	39,534	29,634
Inventories	461,391	388,141	381,022
Other current assets	45,011	55,860	23,085
Total current assets	609,248	547,083	469,860

Property and equipment, net	165,558	181,801	200,963
Right-of-use assets	235,208	283,624	319,796
Tradenames, net	72,092	72,492	72,892
Other assets, net	46,342	55,127	104,428
Total assets	$1,128,448	$1,140,127	$1,167,939

Liabilities and Stockholders’ Equity:
Revolving loan	$199,837	$169,778	$250,818
Accounts payable	227,579	252,124	279,014
Current lease liabilities	109,991	174,585	160,932
Accrued expenses and other current liabilities	134,988	122,012	118,778
Total current liabilities	672,395	718,499	809,542

Long-term lease liabilities	174,718	214,173	254,187
Other liabilities	113,150	114,078	42,695
Total liabilities	960,263	1,046,750	1,106,424

Stockholders’ equity	168,185	93,377	61,515

Total liabilities and stockholders’ equity	$1,128,448	$1,140,127	$1,167,939

*  Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended january 30, 2021.

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	26 Weeks Ended	26 Weeks Ended
	July 31,	August 1,
	2021	2020
Net income (loss)	$69,300	$(161,449)
Non-cash adjustments	110,602	54,857
Working Capital	(183,199)	23,388
Net cash provided by (used in) operating activities	(3,297)	(83,204)

Net cash used in investing activities	(13,465)	(14,109)

Net cash provided by financing activities	16,234	64,565

Effect of exchange rate changes on cash	962	380

Net decrease in cash and cash equivalents	434	(32,368)

Cash and cash equivalents, beginning of period	63,548	68,487

Cash and cash equivalents, end of period	$63,982	$36,119

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